Exhibit 99.2

NOT FOR RELEASE

Contacts:

Public Relations Contact:	Investor Relations Contact:
TIBCO Software Inc. Holly Gilthorpe 650-846-5624 hgilthorpe@tibco.com	TIBCO Software Inc. Matt Langdon 650-846-5747 mlangdon@tibco.com

TIBCO Prices $525 Million Offering of 2.25% Convertible Senior Notes

PALO ALTO, Calif., April 17, 2012 – TIBCO Software Inc. (NASDAQ: TIBX) today announced the pricing of an offering of $525 million aggregate principal amount of its 2.25% convertible senior notes due 2032 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on April 23, 2012, subject to the satisfaction of customary closing conditions. TIBCO has granted the initial purchasers a 30-day option to purchase up to an additional $75 million aggregate principal amount of Notes on the same terms and conditions to cover over-allotments, if any. Interest on the Notes will be paid at a rate of 2.25% per year, payable in cash semi-annually in arrears, beginning on November 1, 2012. The Notes will mature on May 1, 2032, unless earlier repurchased, redeemed or converted.

Holders may require TIBCO to repurchase their Notes upon the occurrence of certain fundamental changes and on specified repurchase dates at a cash repurchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.

On or after May 5, 2017, TIBCO may redeem the notes for cash at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any.

The Notes will be convertible, subject to the satisfaction of certain conditions, into cash and shares of TIBCO common stock, if any. The initial conversion rate per $1,000 principal amount of Notes is equivalent to 19.7750 shares of common stock, which is equivalent to a conversion price of approximately $50.57 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 52.50% relative to the last reported sale price on April 17, 2012 of TIBCO’s common stock of $33.16.

The aggregate net proceeds to TIBCO from the offering of the Notes are estimated to be approximately $511.2 million, exclusive of any proceeds attributable to the initial purchasers’ possible exercise of their over-allotment option. TIBCO intends to use approximately $121 million of the net proceeds to repurchase shares of its common stock at today’s closing price of $33.16 per share in negotiated transactions with institutional investors in the offering through one or more of the initial purchasers or its affiliate, as TIBCO’s agent, concurrently with the offering. TIBCO also expects to use approximately $150 million of the net proceeds to repay indebtedness outstanding under its revolving credit facility. TIBCO plans to use the balance of the proceeds for potential acquisitions and other strategic transactions, and general corporate purposes, including working capital and capital expenditures.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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TIBCO, two-second advantage and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.